CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 26, 2018, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended October 31, 2018 of AMG GW&K Trilogy Emerging Markets Equity Fund and AMG GW&K Trilogy Emerging Wealth Equity Fund, two of the series constituting AMG Funds. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 28, 2019